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                                                                   EXHIBIT 10.18

                                PROMISSORY NOTE


$2,382,900.00                                                   Itasca, Illinois
                                                                  March 15, 2001


Michael J. Cloherty (the "Maker"), for value received, hereby promises to pay to Arthur J. Gallagher & Co. (the "Company"), or order, on demand, the principal sum of Two Million Three Hundred Eighty-Two Thousand Nine Hundred Dollars ($2,382,900.00), with interest at 5.2% compounded annually, provided, however, that so long as the Maker remains employed with the Company, repayment of the principal hereof shall be forgiven, on an annual basis, at the rate of thirty-three and 1/3 percent (33 1/3%) per annum beginning March 15, 2002 and on each March 15 thereafter. If the Company terminates the employment of the Maker without cause or in the event Maker's employment is terminated as a result of death or permanent disability, the entire principal hereof will be forgiven and this note cancelled and discharged.

In the event the Maker voluntarily terminates his employment with the Company, or if the Company terminates the employment of the Maker for cause, prior to March 15, 2004, then the remaining principal amount of the loan, excluding any previously forgiven portion, shall be immediately due and payable.

For purposes of this Promissory Note, whether or not a termination is "for cause" shall be determined by the definitions contained in the AJG Financial Services, Inc. Bonus Plan as it may be amended from time to time.

All payments shall be made at Two Pierce Place, Itasca, Illinois 60143, or at such other address as the holder hereof may from time to time specify in writing.

At its sole option, the Company may offset pro tanto any amount of any accrued and unpaid salary or bonus(es) payable to the Maker by the Company after demand for payment of the unpaid principal hereunder has been made upon the Maker by the holder hereof. No demand shall be made by Company so long as Maker is employed by Company and has not notified Company of his intent to voluntarily terminate his employment with Company.

If default be made in the payment of principal as herein specified, the Maker agrees to pay all costs of collection, including a reasonable attorney's fee, whether suit be brought or not.

Presentment for payment, demand or notice of dishonor, protest and notice of protest are hereby waived by the Maker and all endorsers hereof.

IN WITNESS WHEREOF, the Maker has set his hand hereunto as of the date above first written.


                                               /s/ Michael J. Cloherty
                                       -----------------------------------------
                                                   Michael J. Cloherty